Exhibit 99.1

Press Release

Plains All American Announces Receipt of Equity Commitments

(Houston — July 20, 2006) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has received equity commitments from a group of entities affiliated with nine institutional and private investors led by Vulcan Capital, Kayne Anderson Capital Advisors and Tortoise Capital Advisors. The commitments provide for the sale by PAA of 3.7 million common units, which will generate aggregate net proceeds of approximately $163 million, including the general partner’s proportionate capital contribution and estimated expenses associated with the issuance.

The price for the common units, which will be issued under the Partnership’s existing shelf registration statement, was $43.00 per unit, which represents a 4% discount to the closing price of the Common Units on July 18, 2006, and a 3.1% discount to the average closing price for the trailing ten trading day period through July 18, 2006. The Partnership intends to complete the issuance near the end of July.

The Partnership intends to use the net proceeds from the issuance to fund a portion of two pending acquisitions, repay indebtedness under its credit facilities and for general partnership purposes. Through mid-May of 2006, the Partnership had completed five acquisitions totaling $360 million. In addition, on May 24, 2006, the Partnership announced that it had entered into a definitive agreement with BP Oil Pipeline Company (“BP”) to acquire certain Gulf Coast pipeline assets for approximately $134 million. On July 20, 2006, the Partnership announced that it has entered into a definitive agreement to acquire three refined product pipeline systems in Texas from Chevron Pipe Line Company (“Chevron”) for approximately $65 million. The Partnership closed on a portion of the BP assets in early July. The remaining portion of the BP transaction as well as the Chevron transaction are expected to close during the third quarter and are subject to regulatory approvals, customary closing conditions and existing preferential rights on a portion of the assets.

“Despite a year of significant acquisition activity, PAA’s disciplined, methodical and timely approach to funding its acquisition and expansion activities has enabled us to maintain a strong capital structure and significant liquidity,” said Phil Kramer, Executive Vice President and Chief Financial Officer of Plains All American. “As a result, PAA is well-positioned to be able to continue to capitalize on future growth opportunities.”

Kramer noted that, including PAA’s $250 million expansion capital program for 2006, aggregate acquisition and expansion capital expenditures for this year are expected to total approximately $809 million. Such amounts exclude the pending transaction with Pacific Energy Partners, L.P., which is expected to close near the end of 2006, and any additional acquisitions announced after the date hereof.

“In the aggregate, the proceeds generated by our two equity private placements in 2006, the excess equity proceeds carried over from 2005 and the approximately $125 million of projected 2006 operating cash flow in excess of partnership distributions are expected to total approximately $535 million and accomplish our objective of funding at least 50% of aggregate acquisitions and expansion capital projects with equity and excess cash flow,” said Kramer. The approximately $130 million of excess proceeds above our 50% financing target on the aforementioned acquisition and expansion capital activities will be used to fund a portion of the equity financing component of the Partnership’s pending transaction with Pacific Energy Partners, L.P., applied to expansion capital expenditures in 2007 or to temporarily reduce debt pending investment of the proceeds.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Forward Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding pending and potential future acquisitions, capital expenditures and the sale of common units to help finance such acquisition and expansion capital activities. These statements are based on management’s current expectations and estimates. Actual results may differ materially due to certain risks and uncertainties, including the consummation of pending and future acquisitions, the closing of the direct placement of units, the stability of the capital markets, and other risks and uncertainties as identified and discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005, and Registration Statement on Form S-4 (File No. 333-135712) as filed with the Securities and Exchange Commission.